Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference of  information from our reserves report dated January 19, 2017, included in or made a part of PDC Energy, Inc.’s (“PDC”) Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017, and our summary report attached as Exhibit 99.2 to the Form 10-K, each incorporated by reference in the Registration Statement of PDC on Form S-4, including any amendments thereto (collectively, the “Registration Statement”), and information derived from such reports in the Registration Statement and any related prospectuses. We also hereby consent to the reference to our firm as experts in the Registration Statement and any related prospectuses.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, Texas
May 31, 2017